Exhibit H

BALANCE SHEET - DECEMBER 31, 2001
(000's)
Allegheny
Energy
Supply
Hunlock
ASSETS	Creek, LLC
Property, plant and equipment:
At original cost	2,797

Investments and other assets:
Unregulated investments	18,047

Current assets
Account receivable - other	48
Prepaid taxes	74

Total assets	20,966

Capitalization and Liabilities
Capitalization:
Members equity	20,416

Current liabilities:
Accounts payable to affiliates	550

Total capitalization and liabilities	20,966

STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 2001
(000's)
Allegheny
Energy
Supply
Hunlock
Creek, LLC
Operating revenues:
Total operating revenues	0

Operating expenses:
Total operating expenses	104

Net Income (loss)	(104)

STATEMENT OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2001
(000's)
Allegheny
Energy
Supply
Hunlock
Cash Flows from Operations:	Creek, LLC
Net income (loss)	(104)
Changes in certain assets and liabilities:
Accounts receivable, net	(48)
Prepaid taxes	(74)
Accounts payable to affiliates	(2,185)
Other	2,392
Total Cash Flows from Operations	(19)

Cash Flows used in Investing:
Unregulated generation construction expenditures and investments	(1,662)
Unregulated investments	1,681
Total Cash Flows used in Investing	19

Cash Flows from (used in) Financing:
Parent Company contribution	0
Total Cash Flows from (used in) Financing	0

Net Change in Cash and Temporary
Cash Investments	0
Cash and Temporary Cash Investments at January 1	0
Cash and Temporary Cash Investments at December 31	0

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	0
Income taxes	0